Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Eliem Therapeutics, Inc. of our report dated May 12, 2021, except for the effects of the reverse stock split discussed in Note 13 to the consolidated financial statements, as to which the date is August 2, 2021, relating to the financial statements of Eliem Therapeutics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

August 9, 2021